Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Uni-Pixel, Inc. and subsidiaries:

We consent to the incorporation by reference of our report dated February 26, 2015, with respect to the consolidated balance sheets of Uni-Pixel, Inc. (the “Company”) as of December 31, 2014 and 2013, and the related statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014, included in this Registration Statement on Form S-3and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ PMB Helin Donovan
Austin, TX
May 28, 2015